Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2011 Results

Achieves 49% Increase in Third Quarter Revenues

Reports Third Quarter EPS of $0.09

Year-to-date Backlog Grows 58% to $63 Million

Bridgeview, IL, November 9, 2011 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced third quarter 2011 revenues of $37.0 million representing year-over-year growth of 49%. Net income for the third quarter of 2011 increased 54% to $1.0 million or $0.09 per share compared to $0.7 million or $0.06 per share for the third quarter of 2010.

Third Quarter 2011 Financial Highlights:

•	Net revenues for the quarter ended September 30, 2011 were $37.0 million, representing a 49% increase from $24.9 million in the third quarter of 2010 and in line with the second quarter of 2011.

•

Net income for the third quarter of 2011 increased 54% to $1.0 million or $0.09 per share, compared to third quarter 2010 net income of $0.7 million or $0.06 per share, and in line with the second quarter of 2011.

•	Consolidated backlog at September 30, 2011 rose to $63.1 million representing an increase of 25% in the third quarter and 58% or $23.2 million from December 31, 2010.

•

EBITDA (1) for the third quarter of 2011 increased 39% to $3.1 million, the highest recorded in a quarter by the Company, representing 8.5% of sales compared to $2.3 million or 9.1% for the third quarter of 2010.

•

Gross profit of $7.8 million was an improvement of $2.0 million compared to $5.9 million in the third quarter of 2010. Gross margin of 21.2% of sales compared to 23.6% for the third quarter of 2010 and 20.2% for the second quarter of 2011.

•	On July 1, 2011, completed the acquisition of assets of CVS SpA for total consideration of $4.9 million.

Chairman and Chief Executive Officer, David Langevin, commented, “Solid execution of our strategy to focus on providing specialized products to niche markets continues to yield strong results for our Company. In a climate of marginal, if any, global economic expansion, we continue to consistently grow our backlog and have healthy increases in revenues, cash flow, and earnings per share for the third quarter. With our backlog expansion we now are challenged to expand our output levels as we enter into 2012 knowing that we should achieve a record year for Manitex International in 2011. We will continue to look for opportunities to grow the business through the development of new products for strategically important markets as well as through selective acquisitions of complementary brands to add to our portfolio.”

— more —

Third quarter 2011 net revenues of $37.0 million grew by $12.1 million or 49% over the third quarter of 2010. CVS revenues of approximately $7 million accounted for approximately 45% of the total increase since these operations only commenced midway through the third quarter of 2010 and therefore had limited revenues for that period. Revenue gains were obtained in both operating segments, with Lifting Equipment 51% higher and Equipment Distribution increasing 26%. Within the lifting equipment segment, boom truck crane sales grew approximately 40% and continue to reflect strong demand for larger tonnage product from the specialty energy and power line construction markets principally in North America. Material handling products benefited from improved demand in commercial product lines and the specialized trailer market which helped offset weaker demand in the higher margin military and specialized governmental products. Growth in equipment distribution revenues was driven by our used equipment sales program which we began in September 2010, and from increased parts sales and service activity. On a sequential quarter basis, total revenues were level.

Gross profit of $7.8 million was a $2.0 million increase above the third quarter of 2010 driven by increased sales volume. Gross profit margin for the quarter was 21.2% compared with 23.6% for the third quarter of 2010 with the reduction resulting from lower margin product mix in sales in the material handling and distribution businesses and increased material costs. Compared to the third quarter of 2010, in material handling, there was a decrease in shipments of higher margin military and governmental units while in distribution, the revenue growth was principally due to lower margin used equipment and service sales. Gross profit margin of 21.2% in the third quarter 2011 was 100 basis points higher than the 20.2% achieved in the second quarter 2011, reflecting a more favorable mix in sales together with material prices that are higher than the comparable 2010 period but relatively stable on a sequential quarter basis.

Operating expenses for the third quarter 2011 were $5.6 million compared to $4.4 million in the third quarter of 2010. R&D expenses increased $0.1 million as the Company continued to invest in product development. SG&A expense increased $1.1 million, of which $0.5 million was related to the CVS operation which was in a start-up phase in the third quarter of 2010, but which is now operating at a similar ratio to other operations. The balance was attributable to higher performance-based compensation, selling expenses and a limited increase in headcount. SG&A expense for the third quarter 2011 was equivalent to 13.9% of sales compared to 16.2% and 13.1% for the third quarter of 2010 and the second quarter of 2011, respectively.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “In comparison to the third quarter of 2010, this quarter provided another solid set of operational results, with net income increasing 54% on the back of a revenue increase of 49%, resulting in EPS of $0.09 for the quarter compared to $0.06 in the same quarter last year. This result was generated from continued strength in our core boom truck crane sector, a full quarter’s contribution from CVS and improved contributions from our other niche products, and despite offsetting effects of increased costs for both sales expenses and performance based compensation. Activity levels were higher for all of our businesses and this contributed to improved efficiency in several facilities flowing through to stronger gross margin than the previous quarters of the year, although certain supply chain issues remain a constant challenge in maintaining this. Also contributing to our success has been our commitment to investment in the development and launch of new products into targeted market sectors, even during the challenging 2009 and 2010 periods. With general construction activity remaining relatively slow, market demand is concentrated in certain key sectors such as energy, rail and power line construction., In such sectors, we are seeing that certain dealers have the confidence and visibility to provide stocking orders that are contributing to part of the increase in our backlog to $63 million, which is the highest ever recorded for the Company.”

Mr. Rooke continued, “Maintaining a strong balance sheet remains a high priority for the company and our key working capital measure, the ratio of operating working capital to annualized last quarter’s sales, was 31.5% at September 30 2011, an improvement from 35% at September 30, 2010 and an increase of 90 basis points over the prior quarter. We also continue to closely monitor our levels of debt and interest coverage. Our total debt increased $3.5 million to $43.2 million or 3.9 times trailing EBITDA, as we completed the acquisition of the CVS SpA assets and financed working capital on our lines of credit to support growth in activity. Additional debt of $3 million was part of the acquisition financing and offset other debt repayments made in the quarter of $1.9 million. EBITDA for the three months ending September 30, 2011 of $3.1 million was the highest recorded by the Company and increased 39% and 4% compared to the third quarter of 2010 and the second quarter of 2011 respectively. On a trailing twelve months basis, our EBITDA results in a strong interest coverage of 4.4 times.”

Outlook

Mr. Langevin concluded, “With the momentum of our current business, we expect the fourth quarter revenues to be consistent with the third quarter which will provide us with Manitex’s best yearly operating results in our brief history as a public Company. Our order rate should provide us with a strong start to 2012 and leave us with 2011 total sales results which slightly exceed our previous guidance of $140 million. This would represent annual sales equivalent to an increase approaching 50% from 2010.”

(1)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-8416 if calling within the United States or 1-480-629-9808 if calling internationally. A re-play will be available until November 16, 2011, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4482165 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago-based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment. In July 2010, the Company’s subsidiary, CVS Ferrari srl entered into an agreement to rent certain assets of CVS SpA on an exclusive rental basis in its operations. CVS SpA located near Milan, designed and manufactured a range of reach stackers and associated lifting equipment for the global container handling market, sold through a broad dealer network.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share amounts)

	September 30, 2011	December 31, 2010
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$773	$662
Trade receivables (net of allowances of $129 and $163 at September 30, 2011 and December 31, 2010)	22,833	19,557
Other receivables	1,738	1,440
Inventory (net of allowances of $569 and $319 at September 30, 2011 and December 31, 2010)	38,747	30,694
Deferred tax asset	650	650
Prepaid expense and other	1,413	1,700

Total current assets	66,154	54,703
Total fixed assets (net)	11,344	10,659

Intangible assets (net)	20,732	20,403
Deferred tax asset	4,332	5,249
Goodwill	15,302	14,452
Other long-term assets	114	51

Total assets	$117,978	$105,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$4,935	$2,646
Current portion of capital lease obligations	619	564
Accounts payable	16,353	14,447
Accounts payable related parties	412	481
Accrued expenses	4,246	4,335
Other current liabilities	444	538

Total current liabilities	27,009	23,011
Long-term liabilities
Revolving term credit facilities	25,494	20,007
Deferred tax liability	5,476	5,473
Notes payable	7,948	6,119
Capital lease obligations	4,199	4,683
Deferred gain on sale of building	2,504	2,789
Other long-term liabilities	169	161

Total long-term liabilities	45,790	39,232

Total liabilities	72,799	62,243

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding September 30, 2011 and December 31, 2010	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,409,533 and 11,394,621 at September 30, 2011 and December 31, 2010, respectively	46,989	46,920
Warrants	1,743	1,788
Paid in capital	65	6
Accumulated deficit	(3,657)	(6,148)
Accumulated other comprehensive income	39	708

Total shareholders’ equity	45,179	43,274

Total liabilities and shareholders’ equity	$117,978	$105,517

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$36,942	$24,859	$105,730	$66,331
Cost of sales	29,118	19,004	83,969	50,657

Gross profit	7,824	5,855	21,761	15,674
Operating expenses
Research and development costs	442	320	1,123	879
Selling, general and administrative expenses	5,128	4,022	14,861	11,155
Restructuring expenses	21	23	51	158

Total operating expenses	5,591	4,365	16,035	12,192

Operating income	2,233	1,490	5,726	3,482
Other income (expense)
Interest expense	(653)	(601)	(1,924)	(1,830)
Foreign currency transaction gains (losses)	(15)	68	33	(71)
Other (loss) income	1	23	18	177

Total other expense	(667)	(510)	(1,873)	(1,724)

Income before income taxes	1,566	980	3,853	1,758
Income tax	546	323	1,362	581

Net income	$1,020	$657	$2,491	$1,177

Earnings Per Share
Basic	$0.09	$0.06	$0.22	$0.10
Diluted	$0.09	$0.06	$0.22	$0.10
Weighted average common share outstanding
Basic	11,409,533	11,372,467	11,407,296	11,353,849
Diluted	11,454,012	11,396,770	11,545,623	11,376,017

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except for share amounts)

	Nine Months Ended September 30,
	2011	2010
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$2,491	$1,177
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	2,518	2,344
Changes in allowances for doubtful accounts	(19)	56
Changes in inventory reserves	210	17
Deferred income taxes	917	(7)
Stock based deferred compensation	95	78
Loss (gain)( on disposal of fixed assets	32	(39)
Reserves for uncertain tax provisions	8	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,676)	(6,209)
(Increase) decrease in inventory	(8,913)	(942)
(Increase) decrease in prepaid expenses	310	106
(Increase) decrease in other assets	(63)	25
Increase (decrease) in accounts payable	1,756	1,578
Increase (decrease) in accrued expense	(59)	1,262
Increase (decrease) in other current liabilities	(81)	354

Net cash used for operating activities	(4,474)	(200)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	282	216
Acquisition of CVS assets	(1,585)	—
Purchase of property and equipment	(446)	(428)

Net cash (used) for provided by investing activities	(1,749)	(212)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	5,817	3,217
Repayments on revolving term credit facility	—	(1,023)
Shares repurchased for income tax withholdings on stock based deferred compensation	(12)	(18)
New borrowings	12,520	1,175
Note payments	(11,350)	(2,468)
Payments on capital lease obligations	(429)	(392)

Net cash provided by financing activities	6,546	491

Net increase in cash and cash equivalents	323	79
Effect of exchange rate change on cash	(212)	(149)
Cash and cash equivalents at the beginning of the year	662	287

Cash and cash equivalents at end of period	$773	$217

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine month periods ended September 30th, 2011 and 2010 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net income from continuing operations	1,020	657	2,491	1,177
Income tax	546	323	1,362	581
Interest expense	653	601	1,924	1,830
Foreign currency transaction losses (gain)	15	(68)	(33)	71
Other (income) expense	(1)	(23)	(18)	(177)
Depreciation & Amortization	914	781	2518	2,344
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$3,147	$2,271	$8,244	$5,826
EBITDA % to sales	8.5%	9.1%	7.8%	8.8%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended September 30, 2011, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2011	December 31, 2010
Backlog	$63,105	$39,905
9/30/2011 increase v prior period	—	58.1%

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2011	December 31, 2010
Current Assets	$66,154	$54,703
Current Liabilities	$27,009	$23,011
Current Ratio	2.4	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2011	December 31, 2010
Current portion of long term debt	$4,935	$2,646
Current portion of capital lease obligations	619	564
Lines of credit	25,494	20,007
Notes payable – long term	7,948	6,119
Capital lease obligations	4,199	4,683
Debt	$43,195	$34,019

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (October 1, 2010 to September 30, 2011) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period October 1, 2010 to September 30, 2011
EBITDA	$11,094
Interest Expense	$2,544
Interest Cover Ratio	4.36

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2011	December 31, 2010
Trade receivables (net)	$22,833	$19,557
Other receivables	1,738	1,440
Inventory (net)	38,747	30,694
Less: Accounts payable	16,765	14,928
Total Operating Working Capital	$46,553	$36,763
% of Trailing Three Month Annualized Net Sales	31.5%	31.1%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
December 31, 2010	$2,850
March 31, 2011	2,055
June 30, 2011	3,042
September 30, 2011	3,147
Trailing Twelve Months EBITDA	$11,094

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2011	December 31, 2010
Net sales	$36,942	$29,544
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$147,768	$118,176

Working capital is calculated as total current assets less total current liabilities

	September 30, 2011	December 31, 2010
Total Current Assets	$66,154	$54,703
Less: Total Current Liabilities	27,009	23,011
Working Capital	$39,145	$31,692